Exhibit 10.9

MATAMOROS LPG MIX PURCHASE AND SALES AGREEMENT

BETWEEN

RIO VISTA OPERATING PARTNERSHIP L.P. AND P.M.I. TRADING LIMITED

This Matamoros LPG Mix Purchase and Sales Agreement (the "Agreement"), made and entered into as of April 28th, 2006, by and between Rio Vista Operating Partnership L.P., a corporation organized under the laws of the State of Delaware, United States of America, having its principal place of business at 820 Gessner Road, Suite 1285, Houston Texas, 77024, United States of America ("Seller") and P.M.I. Trading Limited, a corporation organized under the laws of Ireland, having the administration of its business and place of address at Av. Marina Nacional No. 329, Torre Ejecutiva Piso 20, Col. Huasteca, C.P. 11311, in Mexico City, Mexico ("Buyer") (each of Buyer and Seller, "Party" and, collectively, the "Parties").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01 Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

"Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person;

"Agreement" shall mean this Agreement, including all Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time;

"Alternative Delivery Point" shall mean Seller's terminal located at 902 Chemical Road, Port of Brownsville, 78521 Texas, United States of America.;

"ASTM" shall mean the American Society for Testing and Materials;

"Banking Day" shall mean any day on which the banks are open for business in the jurisdiction in which payment is to be made;

"Butane" shall comply with the specifications set forth by the GPA;

"Buyer's Representatives" shall mean Pemex-Gas y Petroquímica Básica's personnel authorized to supervise the operations described in this Agreement at the Delivery Point or at the Alternative Delivery Point;

"DDU" shall mean Delivered Duty Unpaid, according to Incoterms 2000;

"Day" shall mean a twenty-four (24) hour period, starting at zero hours local time in Matamoros on the morning of each calendar day and ending at zero hours local time in Matamoros on the morning of the following calendar day;

"Delivery Point" shall mean Seller's terminal located at Carr. Sendero Nacional Km. 9, desviación Carr. La Rosita-Lucio Blanco Km. 3.4, desviación brecha 22 s/n (a 500 mts.), Ejido La Gloria, C.P. 87560, Matamoros, Tamaulipas, México;

"FCA" shall mean Free Carrier, according to Incoterms 2000;

"Gallon(s)" shall mean one (1) U.S. standard gallon of two hundred and thirty one (231) cubic inches at sixty degrees Fahrenheit (60°F);

"GPA" shall mean the Gas Processors Association;

"Injection Point" shall mean Seller's terminal located at 902 Chemical Road, Port of Brownsville, Texas, 78521, United States of America;

"Product" shall mean the LPG Mix meeting the specification parameters set forth in Exhibit A.

"Mexico" shall mean the United Mexican States;

"MMgal" shall mean millions of Gallons;

"Month" shall mean a calendar month;

"Person" shall mean an individual, partnership, company, firm, trust, joint venture, unincorporated organization or government or any department or agency thereof;

"PGPB" shall mean Pemex-Gas y Petroquímica Básica;

"U.S. Dollars" or "U.S.$" shall mean dollars of the United States of America;

"U.S." shall mean the United States of America.

ARTICLE II
PURPOSE; TERM

2.01  Purpose.  Seller agrees to sell, transfer, convey and deliver to Buyer and Buyer agrees to purchase and accept receipt from Seller, of Product in accordance with the terms and conditions of this Agreement.

2.02  Term.  Unless earlier terminated in accordance with this Agreement, the term of this Agreement (the "Term") shall commence on May 1st, 2006 (the "Effective Date") and end on March 31st, 2007.

ARTICLE III

PRODUCT

3.01  Product Specifications.  Product shall, at all times, meet the specification parameters set forth in Exhibit A.

Seller warrants and guarantees that (i) the Product will conform to the specifications described in Exhibit A at the time and place of delivery; (ii) that Seller has free and clear title to the Product sold hereunder, and (iii) that the Product shall be delivered to Buyer free from security interests, liens or other encumbrances.

3.02  Product Quantity.   In accordance with the following table:

5 MMgal per Month +/- 10% at Buyer's option	FROM MAY 1st THROUGH SEPTEMBER 30th, 2006.
9 MMgal per Month +/- 10% at Buyer's option	FROM OCTOBER 1st THROUGH NOVEMBER 30th, 2006.
10 MMgal per Month +/- 10% at Buyer's option	FROM DECEMBER 1st 2006 THROUGH JANUARY 31st, 2007.
9 MMgal per Month +/- 10% at Buyer's option	FROM FEBRUARY 1st THROUGH MARCH 31st, 2007.

Ten (10) Days prior to the beginning of each Month, Buyer shall inform to Seller the volume to be delivered on such Month ("Nominated Volume").

3.02.1   Early Termination.   If this Agreement is terminated by either Party prior to the expiration of the Term in accordance with the terms and conditions of this Agreement, Nominated Volume shall be prorated through the termination date on the basis of this Article 3.02.

3.03   Product Quality and Quantity Inspection.   Buyer and Seller shall appoint an independent inspection company the ("Inspector") mutually agreeable to Buyer and Seller to determine quality and quantity of the Product at the Delivery Point. The Inspector's findings shall be final and binding on the Parties in the absence of fraud, bad faith or manifest error. Buyer shall pay the gross amount of the Inspector's fees, however Seller agrees that Buyer shall monthly deduct the amount of U.S.$8,500.00 from amounts due to Seller, such amount representing Seller's share of the Inspector's fees.

3.03.1   Product Quality Inspection.   All Product shall be monitored to ensure compliance with the specification parameters in Exhibit A. Determination of quality shall follow the procedures set forth in the latest revision of ASTM procedures (the "Compliance Procedures"). A sample of Product will be drawn in accordance with the Compliance Procedures (the "Sampling") by the Inspector at the Delivery Point for approximately every 50,000 Gallons injected at the Injection Point. A gas chromatography ("GC") analysis (as defined hereunder) shall be performed by the Inspector on the sample in accordance with the ASTM D-2163 method to assess the sample's compliance with the specification parameters in Exhibit A. If the sample analysis is found to be non-compliant, the entire 50,000 Gallons of Product, from which the sample was taken, will be deemed non-compliant (the "Non-Compliant Product"), and the Inspector shall immediately notify both Parties. All Non- Compliant Product shall be deemed not delivered and Buyer shall not be responsible for payment unless both parties agree to receive such volumes. Seller shall use its best efforts to dispose of any Non-Compliant Product promptly upon notification of its non-compliance by the Inspector and shall be responsible for any and all costs and liabilities relating to or arising from the Non- Compliant Product. The gas chromatograph utilized shall be calibrated in accordance with the latest ASTM and GPA procedures.

3.03.2   Product Quantity Inspection.   The Inspector shall determine the quantity of Product for payment purposes as follows:

(a) Each empty tank truck shall be weighed on the platform scale at the Delivery Point/Alternative Delivery Point, or an alternative independent platform scale mutually acceptable to the Parties. Once Product is completely loaded onto the tank trucks, such tank truck will be weighed at the same platform scale upon its departure. The weight obtained by the differential between these two measurements shall be converted into volume in Gallons and corrected at 60°F in accordance with the Compliance Procedures, through the determination of the specific gravity through gas chromatograph provided by Seller or by Inspector.

(b) Seller's terminal platform scale at the Delivery Point/Alternative Delivery Point will be tested and adjusted for accuracy at least once every six (6) Months. Seller will be required to comply with the calibration and certification procedures adopted by Mexican authorities in accordance with Official Standards (NOM-010-SCFI latest version). Buyer's Representatives and Inspector may witness the calibration and certification procedures. Seller shall provide Buyer via fax a copy of the above-mentioned certificates. If Seller's terminal platform scale at the Delivery Point/Alternative Delivery Point is used, and/or any claim is received by Buyer from PGPB, Buyer reserves the following rights: To execute evaluation procedures on a random basis sending tank trucks to an independent scale to test the accuracy of such scale and recover damages from Seller for any discrepancy found.

(c) If Seller's platform scale at the Delivery Point/Alternative Delivery Point is not suitable for the service due to non- compliance with the above-mentioned Official Standards and an independent platform scale is used, the Parties will share equally the cost of weighing the tank trucks before and after loading.

(d) If Seller at any time replaces the platform scales at its terminal at the Delivery Point/Alternative Delivery Point, such new scales shall be used to weigh all tank trucks receiving Product at the Delivery Point/Alternative Delivery Point, and shall be operated and maintained in accordance with the above provisions. Seller shall be responsible for all costs and expenses associated with such new scales.

(e) For customs and inventory-management purposes, Product pumped through Seller's pipeline from the Injection Point to the Delivery Point shall be measured on a daily basis at the micromotion measurement device installed at the Delivery Point. Readings by such device shall be registered by the Inspector, Mexican authorities, PGPB's customs broker, Buyer's Representative and Seller's representative. A reading of the quantity of Product pumped will be calculated on the basis of the differential between the readings taken at 00:00 hrs. and the reading taken the previous Day at 00:00 hrs., converted to volume in Gallons and corrected at 60°F, through the determination of the specific gravity by samples taken at the Delivery Point (at the micromotion measurement device installed at the connection point between Seller's pipeline and the Delivery Point) for approximately every 50,000 Gallons received at the Delivery Point, through GC.

Additionally, for verification and customs purposes, Product pumped through Seller's pipeline from the Injection Point to the Delivery Point shall be measured on a weekly basis every Monday at the micromotion measurement device installed at the Delivery Point. Readings by such device shall be witnessed by the Inspector, Mexican authorities, PGPB's customs broker Buyer's Representative and Seller's representative. A reading of the quantity of Product pumped will be calculated on the basis of the differential between the current reading and the reading taken the previous Monday at the same time converted to volume in Gallons and corrected at 60°F, through the determination of the specific gravity by samples taken at the Delivery Point (at the micromotion measurement device installed at the connection point between Seller's pipeline and the Delivery Point) for approximately every 50,000 Gallons received at the Delivery Point on the immediate preceding five (5) Days, through GC. The Inspector shall take line samples and shall test the batch pumped at the time of the readings.

ARTICLE IV
PRODUCT DELIVERY; TRANSFER OF TITLE; CUSTODY
RISK OF LOSS AND CONTAMINATION

4.01   Product Delivered at Delivery Point.   Product shall be delivered DDL) at the Delivery Point. Title of Product shall pass from Seller to Buyer at the point in the Seller's pipeline where Product passes into México at the U.S./México border in Matamoros, Tamaulipas, México. The custody, risk of loss and contamination with respect to Product shall pass from Seller to Buyer at the moment Product passes the flange connection between the Delivery Point hose and the tank trucks provided by Buyer.

4.02   Product Delivered at the Alternative Delivery Point.   If, by any reason of a programmed maintenance at the Delivery Point or Injection Point, or an event different from Force Majeure at the Delivery Point, Seller is not able to deliver Product at the Delivery Point, Seller shall immediately notify Buyer, and Buyer shall have the option of loading Product at the Alternative Delivery Point, in which case Buyer shall so notify Seller. The Product shall be then delivered FCA at the Alternative Delivery Point. Title of Product, as well as custody, risk of loss and contamination with respect to Product shall pass from Seller to Buyer as the Product passes the flange connecting the Seller's Alternative Delivery Point with Buyer's tank trucks.

For Product delivered at the Alternative Delivery Point, Buyer shall nominate tank truck transportation services. Seller shall discount from the sales price, the Service Fee described in Article 5.01 and 5.02, by an amount equal to the transportation costs incurred by Buyer, such transportation costs to be determined based on the prevailing market conditions at the time that Buyer must arrange for transportation and as mutually agreed by the Parties.

In the event of a Force Majeure condition at the Delivery Point, Buyer shall also have the option of loading Product at the Alternative Delivery Point. The Parties agree that in this event, Seller shall discount from the Product's price (including the Service Fee), as set forth in Article 5.01 and 5.02, an amount equal to the operational costs of the terminal at the Delivery Point plus costs related to the transportation of Product through Seller's pipeline from the Alternative Delivery Point to the Delivery Point. Seller shall inform Buyer of its. calculation of the amounts to be discounted, such final discount amount to be mutually agreed between the Parties.

In the event Buyer elects not to exercise its option to take delivery at the Alternative Delivery Point, Seller shall still be obligated to deliver to Buyer the Nominated Volume.

ARTICLE V

PRICING; INVOICING; PAYMENT TERMS

5.01
Price of Product; Service Fees.   Product pricing shall be calculated monthly in accordance with the Propane and Butane content of the mix actually received by Buyer. Price shall be the sum of (i) the average price of Propane multiplied by its actual fraction and Butane multiplied by its actual fraction during the delivery Month as published by OPIS (Oil Price Information Service) for Mont Belvieu non-TET daily spot postings, and (ii) a premium (the "Service Fee") as provided in Exhibit B; it being understood that in no event shall the Butane component shall be greater than 10%.

5.02	Price of Additional Volume. the Service Fee for additional volume, will be as provided in Exhibit B.

The estimated prices (the "Estimated Prices") to be used for interim invoicing purposes shall be determined in accordance with Sections 5.01 and 5.02 (including the Service Fee), except that the price of Product shall be based on the closing posting price of the Mt. Belvieu non-TET as of the fifth Day prior to the delivery Month in which a posting price is published assuming ninety percent (90%) of Propane and ten percent (10%) normal Butane. At the end of the delivery Month, an adjustment shall be made so as to reflect the differences between the Estimated Prices as invoiced and the actual Month-end prices as determined in Sections 5.01 and 5.02 (the "True Up").

5.03  Invoicing.   Seller shall invoice and send Buyer every Friday, the total volume loaded during the immediately preceeding week, using the Estimated Prices (the "Estimated Invoices"), as set forth under Article 5.01.

The Month-End True Up shall be invoiced (the "True Up Invoice") at the end of the delivery Month. This True Up invoice shall include (i) the volume delivered from Seller to Buyer, and (ii) the realized price as per this Section. The True Up invoice must contain a deduction of US$8,500, representing Seller's payment of its share of Inspector's fees, as provided under Article 3.03.

All invoices shall comply with Buyer's treasury policies and shall be sent in original to Buyer's financial contact set forth in the notice provision of this Agreement. Neither faxed nor copied invoices will be acceptable to Buyer.

5.04   Payment Terms.   Except as otherwise agreed in this Agreement, payments shall be made by Buyer in net U.S. Dollars without set-off, deduction or counterclaim, and by wire transfer to Seller's designated account, as follows.

5.04.1  Estimated Invoices Payment.   Payment of each of the Estimated Invoices shall be made by Buyer ten (10) Days after the date on which such Estimated Invoices are received by Buyer. In case that payment date falls on a Sunday or holiday, then payment date will be the next Banking Day. In case that payment date falls on a Saturday, then payment date will be the prior Banking Day.

5.04.2  True Up Invoice Payment.   Payment of any amount due, either from Buyer to Seller or from Seller to Buyer shall be made in U.S. Dollars within ten (10) Days after receipt of the original invoice. In case that payment date falls on a Sunday or holiday, then payment date will be the next Banking Day. In case that payment date falls on a Saturday, then payment date will be the prior Banking Day.

5.04.3  Other Payments.   Except as provided in Articles 5.04.1 and 5.04.2 above, any amount due from one Party to the other shall be paid in U.S. Dollars within ten (10) Days after receipt of the original invoice. In case that payment date falls on a Sunday or holiday, then payment date will be the next Banking Day. In case that payment date falls on a Saturday, then payment date will be the prior Banking Day.

5.04.4  Office Expenses.   Seller shall provide Buyer with a list detailing certain expenses which Buyer shall be liable for and which may include telephone, telefax, cleaning and secretarial services, as well as expenses incurred by Buyer's Representatives supervising receipt of the Product deliveries at the Delivery Point. Buyer's Representatives must approve such detailed list. Seller shall invoice Buyer at the end of the Month U.S. $2,500 for such expenses, and Buyer shall pay Seller within twelve (12) Days after receipt of the original invoice at Buyer's offices. If payment date falls on a weekend or U.S. or Mexican holiday, payment shall be made on the following Banking Day. Extraordinary expenses shall be mutually agreed by the Parties.

5.04.5  Late payments.   If either Party does not make timely payments of any amount due under this Agreement, then any such late payment shall accrue interest at a rate equal to the Prime Rate announced by Citibank N.A., New York, New York, U.S., pro-rated for the number of days a payment is late. If either Party, for any reason, disputes an amount which is invoiced or claimed to be owed, then such Party shall promptly pay the undisputed amount to the extent that such amount is undisputed. Buyer and Seller shall resolve the disputed amount, and a replacement invoice shall be issued and payment of the replacement invoice shall be made in accordance with Section 5.03. The failure of a Party to object to an invoice within ten (10) Days after receipt of the invoice shall de deemed considered a waiver of such Party's right to contest the invoiced amount. If a timely objection is raised and not resolved within thirty (30) Days thereafter, the dispute may then be submitted to the American Arbitration Association through its expedited arbitration procedures.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer as follows:

6.01  Organization and Qualification.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification.

6.02  Corporate Authorization.   Seller has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by it of this Agreement.

6.03  Consents and Approvals.   No consent, approval, waiver or authorization is required to be obtained by Seller from, and no notice or filing is required to be given by Seller or made by Seller with, any federal, state, local or foreign governmental authority or other person in connection with the execution, delivery and performance of this Agreement.

6.04  Non-Contravention.   The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the organizational documents of Seller; (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit to which Seller is entitled under, any contract; or (iii) or result in a breach of or constitute a default under any law of any court or governmental authority to which Seller is subject.

6.05  Binding Effect.   This Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Buyer hereby represents and warrants to Seller as follows:

6A.01  Organization and Qualification.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification.

6A.02  Corporate Authorization.   Buyer has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by it of this Agreement.

6A.03  Consents and Approvals.   No consent, approval, waiver or authorization is required to be obtained by Buyer from, and no notice or filing is required to be given by Buyer or made by Buyer with, any federal, state, local or foreign governmental authority or other person in connection with the execution, delivery and performance of this Agreement.

6A.04  Non-Contravention.   The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the organizational documents of Buyer; (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, or to a loss of any benefit to which Buyer is entitled under, any contract; or (iii) or result in a breach of or constitute a default under any law of any court or governmental authority to which Buyer is subject.

6A.05  Binding Effect.   This Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE VII
TERMINAL-RELATED PROVISIONS; REGULATORY COMPLIANCE

7.01  Terminal Safety.   Buyer will comply, and will cause Buyer's Representatives entering into the Delivery Point (or the Alternative Delivery Point, if such is the case) to comply, with all applicable terminal safety and health regulations. Seller will furnish to Buyer prior to accepting any Product at the Delivery Point (or the Alternative Delivery Point, if such is the case), all information (including applicable material safety data sheets), documents, labels, placards, container, and other materials which are required to be furnished pursuant to statutes, ordinances, rules or regulations of any public authority relating to the describing, packaging, receiving, storing, handling, or shipping of Product at or from the Delivery Point (or the Alternative Delivery Point, if such is the case). Seller shall provide such information on the date of execution of this Agreement.

7.02  Loading.   Seller will provide loading services at the Delivery Point (or the Alternative Delivery Point, if such is the case) seven (7) Days a week, twenty-four (24) hours per Day. If the Parties determine that it is not necessary to have personnel 24 hours a Day based upon operational experience developed on site, hours of service shall be subject to availability of Buyer's Representatives to dispatch Product from the Delivery Point (or the Alternative Delivery Point, if such is the case).

Seller will provide Buyer, in addition to the Inspector's report, with a daily activity report specifying the quantity (weight and volume) and quality of Product delivered to Buyer at the Delivery Point (or the Alternative Delivery Point, if such is the case).

7.03  Spill/Environmental Pollution.   If any Propane and/or Butane or Product spill or other environmental polluting discharge occurs in connection with or relating to any Product prior to delivery of such Product, all containment and clean-up operations (including those required by any governmental authority), shall be at Seller's expense.

If such spill or environmental polluting discharge occurs after delivery at the Delivery Point (or the Alternative Delivery Point, is such is the case), Buyer authorizes Seller to commence containment or clean-up operations as deemed appropriate or necessary by Seller or as may be required by any governmental authority. Seller will notify Buyer immediately of such operations. Seller shall have the right to direct all containment and clean-up operations.

All costs of containment and clean-up for any spill or environmental pollution will be borne by the Party responsible for such spill or environmental pollution, and such Party shall indemnify and hold harmless the other Party from any and all expenses, claims, liabilities, damages, penalties, fines and other costs (including, without limitation, attorneys' fees) resulting from or related to such incident.

7.04  Terminal Regulatory Compliance.   Seller warrants that the terminals at the Delivery Point and the Alternative Delivery Point, respectively, comply, and covenants that such terminals will comply at all times during the Term of the Agreement, with all local, state and federal laws, rules or regulations applicable to terminals, including without limitation, all such laws, rules or regulations concerning permits and insurance required for owning, leasing, using, or operating a terminal at the Delivery Point or Alternative Delivery Point.

ARTICLE VIII
CHANGE OF CIRCUMSTANCES

In case of issuance of licenses by the Mexican government allowing private companies to import Product into Mexico, any party shall have the right to notify the other party its desire to reduce the quantity stated in this Agreement or its desire to terminate this Agreement in advance. The negotiation process shall last no more than thirty (30) Days. If, by the end of such period, the parties do not reach a mutual consent, this Agreement shall be deemed terminated

ARTICLE IX
MISCELLANEOUS

9.01  Notices.   All notices or other communications hereunder shall be deemed to have been duly given and made, if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

BUYER:	P.M.I. TRADING LIMITED
ADDRESS:	Av. Marina Nacional No. 329 Torre Ejecutiva, Piso 20 Col. Huasteca 11311 México D.F.

Commercial Contact

Name:	Rodrigo Aranda / Diana Salmón
Telephone:	(52-55) 1944-0124/0158/0240 / (713) 567-0124/0158/0240
Telex No.:	1773671
Fax No.:	(52-55) 1944-0134 / (713) 567 0134

Operations Contact

Name:	Cesar Covarrubias/Manuel Villarino/Salvador Huertas
Telephone:	(52-55) 1944-0114/0142/0119 / (713) 567-0114/0142/0119
Telex No.:	1773671/1773509
Fax No.:	(52-55) 1944-0111 / (713) 567-0111

Financial Contact

Name:	Juan Carlos Caballero/Francisco Cervantes
Telephone:	(52-55) 1944-0074/0077 / (713) 567-0074/0077
Telex No.:	1773671-1773509
Fax No.:	(52-55) 1944-0072 / (713) 567-0072

SELLER:	RIO VISTA OPERATING PARTNERSHIP L.P.
ADDRESS:	820 Gessner Rd. Ste. 1285
Houston, Texas, 77024

Commercial Contacts

Name:	Charlie Handly
Telephone No.:	(713) 467-8235
Fax No.:	(713) 467-8258

Name:	Vicente Soriano
Telephone No.:	(52-55) 5661-9408
Fax No.:	(52-55) 5661-2776

Operations Contact

Name:	Charlie Handly
Telephone No.:	(713) 467-8235
Fax No.:	(713) 467-8258

Name:	Vicente Soriano
Telephone No.:	(52-55) 5661-9408
Fax No.:	(52-55) 5661-2776

Name:	Pedro Prado
Telephone No.:	(868) 919-2364
Fax No.:	(868) 819-2365
Carretera La Rosita - Lucio Blanco KM. 34
La Gloria, Tamaulipas

Financial Contact

Name:	Ian Bothwell
Telephone No.:	(310) 563-1830
Fax No.:	(310) 563-6290

9.02  Amendment; Waiver.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. In the event of any such attempted assignment or delegation by any Party without the consent of the other Party, such Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate the Agreement effective immediately upon notice to the other Party.

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.03  Assignment.   No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Notwithstanding the foregoing, Buyer may freely assign the Agreement to any affiliate thereof and Seller will have the right to assign this Agreement if substantially all of its assets are sold or in the event a merger with another entity in which it is not the surviving entity, provided that Seller receives the prior written consent from Buyer.

9.04  Entire Agreement.   This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

9.05  Fulfillment of Obligations.   Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

9.06  Parties in Interest.   This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

9.07  Disclosure.   Notwithstanding anything herein to the contrary, each of the Parties hereby agrees with the other Party or Parties hereto that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of one of the Parties is listed, no press release or announcement or communication of any kind shall ever, whether prior to or subsequent to the execution of this Agreement, be made or caused to be made concerning the execution, performance or terms of this Agreement unless specifically approved in advance by all Parties hereto.

9.08  Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

9.09  Governing Law.   This agreement shall be governed by, and construed in accordance with the internal laws of the state of New York without regard to its conflicts of law principals.

9.10  Arbitration.   Any and all disputes, claims or controversies arising under or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its International Arbitration Rules. The place of the arbitration shall be New York City, New York, U.S. The Parties agree that the number of arbitrators shall be three. Each Party shall nominate a neutral and independent arbitrator, and the two arbitrators so appointed shall appoint the third neutral and independent arbitrator, who shall act as the Chairperson. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. The award shall be in writing, shall be signed by a majority of the arbitrators, and shall include a statement regarding the reasons for the disposition of any claim. A judgment of the court having jurisdiction may be entered on the award. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

9.11  Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

9.12  Headings.   The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.13  Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity, or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.14  Third Party Beneficiaries.   Nothing in the Agreement is intended or shall be construed to confer upon or give to any Person or entity any rights as a third party beneficiary of the Agreement or any part thereof.

9.15  Taxes and Documents.   Each Party shall be responsible for paying any taxes, duties, fees or whichever other similar to which they are obliged to pay in accordance with the applicable law.

Seller will be obliged to provide Buyer with a valid North American Free Trade Agreement certificate of origin. If for any reason Seller does not provide Buyer with such certificate of origin, Buyer shall have the right to discount from the final purchase price of Product, any and all taxes, duties or fees imposed by the Mexican governmental authorities which must be paid in excess by Buyer, due to the lack of the above-mentioned certificate.

9.16  Other Terms and Conditions.   Except as would conflict or except as otherwise provided in this Agreement, Incoterms 2000 for DDU or FCA, as appropriate, shall apply. In no event shall the United Nations Convention for the International Sales of Goods apply to this Agreement.

9.17  Force Majeure.   Neither Party shall be liable for losses, damages, claims or demands of any nature arising out of delays or defaults in performance under the Agreement due to any unforeseeable impediment beyond the reasonable control of the Parties ("Force Majeure"), which shall include, but not be limited to: acts of god or public enemy; floods or fire; hostilities or war (whether declared or undeclared); blockades; labor disturbances, strikes, riots, insurrections or civil commotion; quarantine restrictions or epidemics; electrical shortages or blackouts; earthquakes; tides, storms or bad weather; accidents; breakdown or injury to Buyer's (or Seller's) facilities; or laws, decrees, regulations, orders or other directives or actions of either general or particular application of the government of México or the U. S. or any agency thereof or of a person or authority purporting to act therefore, or request of any such person or authority. Any Party claiming Force Majeure shall promptly notify the other of the occurrence of the event of Force Majeure relied upon and shall estimate the length of time that the Force Majeure condition is expected to continue. Such Party shall also promptly notify the other Party of the cessation of the Force Majeure condition. Nothing in this Article shall relieve Buyer of its obligation to pay in full for product sold and effectively delivered and to pay all other amounts due to Seller under the Agreement.

The occurrence of an event of Force Majeure shall not operate to extend the period of this Agreement. Should any such event curtail or suspend the performance of either Party hereunder for a period in excess of seven (7) Days, either Party shall have the right to terminate this Agreement upon notice to the other Party.

If, as a result of Force Majeure, Seller at any time does not have available a sufficient amount of Product to be sold to Buyer, Seller shall be obligated to equally prorate the available amount it holds for export among its customers, including Buyer, or shall make reasonable commercial efforts to purchase Product from any third party to sell to Buyer.

9.18  Confidentiality.   The Parties agree to keep all terms and conditions of this Agreement, including the Parties' identities, private and confidential except to the extent that disclosure is required under any rule or regulation to which the Party shall be subject. This obligation shall be of a continuing nature and shall not be canceled by the termination of this Agreement.

9.19  Limitation of Liability.   Neither Party shall be liable for special, indirect, incidental or consequential damages of any kind arising out of or in any way connected with the performance of or failure to perform this Agreement.

9.20  Indemnity.   Seller agrees to indemnify, defend and fully hold harmless Buyer and/or any of its officers, directors, representatives, employees, shareholders, subsidiaries, agents, invitees, or licensees thereof, from and against any and all claims, liabilities, damages, losses, costs, expenses (including reasonable attorney's fees) demands, fines, suits, causes of action or judgments, directly or indirectly, arising out of, in connection with, or resulting from, Product related incident causing property damage, personal injury or death, whether or not claimants allege Seller's negligence as a cause, while Seller has custody of Product.

Likewise, Seller shall indemnify, defend and hold harmless Buyer from and against all actual or alleged liability, loss, or damage to Buyer or third parties resulting from Seller's breach of this Agreement.

ARTICLE X
TERMINATION

Termination for Various Events. Notwithstanding anything herein to the contrary, either Party may (in addition to any other rights or remedies provided to the other Party under this Agreement) terminate this Agreement, effective immediately upon notice to the other Party, if any of the following events occurs, and no alternative payment arrangement has been made to secure payment to the terminating Party:

(a)
The other Party (or any guarantor of the other Party's obligations hereunder) institutes proceeding to be adjudged bankrupt or insolvent, seeks or suffers reorganization under court order, seeks the benefit of any law for the relief of debtors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts generally, when become due, or performs any other generally recognized act of insolvency or bankruptcy, or there shall be declared a moratorium on the payment of the other Party's (or such guarantor's) debts;

(b)
There is entered any decree or order by a court adjudging the other Party (or any guarantor of any of the other Party's obligations hereunder) bankrupt or insolvent, approving a petition for reorganization, approving a petition seeking the benefit of any law for the relief of debtors, appointing a receiver, or decreeing or ordering the winding-up or liquidation of the other Party's (or such guarantor's) affairs;

(c)
Any law, rule, regulation or decree of any competent authority restricts the ability of the other Party (or any guarantor of any of the other Party's obligations hereunder) to obtain U.S. Dollars for payments to be made under the Agreement (or any guaranty); and

(d)
Any material representation or material warranty made by the other Party (or any guarantor of any of the other Party's obligations hereunder) hereunder or otherwise proves to be false or incorrect in any material respect.

In witness whereof, the parties have duly executed this agreement as of day first above written.

Rio Vista Operating Partnership L.P.	P.M.I. Trading Limited

/s/ Charles C. Handly	/s/ Rodrigo Aranda

Charles C. Handly	Rodrigo Aranda

Title:	Title:
President	Signatory